FOR IMMEDIATE RELEASE

Stanley Works Reports Record 1st Quarter Sales And Earnings

Revenues Top $800 Million, Up 10%; Continuing Operations EPS 78¢, Up 18%

New Britain, Connecticut, April 27, 2005 ... The Stanley Works (NYSE: SWK) announced that first quarter 2005 net income from continuing operations was $67 million (78¢ per fully-diluted share), surpassing the company’s guidance of 70-74¢. These results compare with earnings of $55 million (66¢ per fully-diluted share) from continuing operations in 2004.

Net sales were $806 million, up 10% over last year. Excluding the sales of recent acquisitions – Security Group and ISR Solutions – sales growth was 6%. These sales levels were in line with management’s guidance of 8-10% total sales growth and 4-6% aside from recent acquisitions.

Industrial Tool sales were up 11% as strong industrial tool demand continued, aided by recent share gains and continued solid economic conditions. Security Solutions revenues increased 24% as a result of recent acquisitions. Consumer Products sales were flat with prior year first quarter levels, as several large home center and mass merchant customers in North America and Europe pursued inventory reduction programs in the quarter.

John F. Lundgren, Chairman and Chief Executive Officer, stated: “Our team executed in line with expectations. The company generated strong organic growth in key Industrial businesses, while laying the foundation for solid organic growth in the Consumer Products and Security Solutions segments during the remainder of the year. We are continuing on our mission to reposition Stanley Works as a growth company, both organically and through acquisitions in our Tools and Security growth platforms.”

Gross profit from continuing operations was $289 million, or 35.8% of sales, versus $268 million or 36.5% last year. The reduction of 70bps was expected and attributed primarily to commodity cost inflation, which exceeded price recovery from customers in amounts commensurate with previous estimates, and lower Security Solutions margins. The lower Security Solutions margins were largely the result of weather-related issues in the automatic door business and the inclusion of recently acquired lower margin businesses.

Mr. Lundgren added: “The Stanley Fulfillment System (“SFS”) continues to contribute to our company’s performance, driving us toward ever-higher quality, service excellence, cost leadership and world class environmental health & safety (“EH&S”) standards. Global fill rates improved to 97% and key customer satisfaction programs were well executed. In addition, utilizing SFS principles, our primary mechanics tools distribution center was consolidated into our Kannapolis, North Carolina distribution facility seamlessly and EH&S actions yielded a 36% reduction in lost time incidents versus last year.”

Selling, general and administrative (“SG&A”) expenses from continuing operations were $185 million (23.0% of sales) compared with $167 million, or 22.7% of sales last year. Acquired businesses accounted for $12 million of the $18 million increase and the remainder of the business portfolio held SG&A spending levels at 22.7% of sales, despite significantly higher audit and Sarbanes-Oxley compliance costs.

The company’s effective income tax rate was 23%, compared with the 29% rate estimated at the outset of the first quarter, due to the identification and successful execution of tax planning strategies including the future use of certain prior year net operating losses. This accounted for approximately 6¢ of additional fully-diluted earnings per share versus previous estimates.

Although average retail customer sell-through of Stanley products by the largest customers was up substantially in the quarter, Consumer Products sales were flat at $263 million. Favorable foreign currency offset unit volume declines experienced in both the Americas and in Europe related primarily to aforementioned customer inventory correction activities. Operating margin was 15.9% versus 17.2% last year, due primarily to unfavorable mix, lower unit volume shipments and commodity cost inflation.

Industrial Tools sales increased 11% to $349 million. Excluding acquisitions, Industrial Tools organic sales increased 10%. Continued strong demand in fastening systems, industrial mechanics tools, industrial tool storage, laser leveling tools and hydraulic tools brought about the improvement. Operating margin was 10.5% vs. 9.1% in 2004, due to volume leverage and effective management of commodity cost pressures in the industrial businesses.

Security Solutions sales increased 24% to $194 million. Organic sales were flat at $156 million. Strength in the longer-cycle U.S. electronic access business, whose backlog had previously been building, was evident as organic revenue increased by a strong double-digit percentage. A modest organic sales increase was also realized in the mechanical access (locking) business. These increases were offset by significantly lower sales of automatic doors, due primarily to installation delays caused by poor weather conditions across the U.S. The automatic door business was also particularly robust in the prior year quarter, when a major retailer upgrade program was in full implementation.

As expected, Security Solutions’ operating margin declined to 13.0% from 17.6% last year, due to the inclusion of lower-margin acquired businesses, the mix shift to lower-margin electronic access revenues and the absence of income from certain U.K. lease portfolio assets which were liquidated. Negative operating leverage and cost inefficiencies in the automatic door business were also a factor in the margin decline.

Operating cash flows were $61 million vs. $52 million in the prior year. Working capital increased due to strong sales volume growth toward the end of the quarter and this was offset by the receipt of $43 million upon the liquidation of U.K. lease portfolio assets.

Free cash flow before dividends (cash from operations less capital expenditures) was $50 million vs. $44 million last year, reflecting cash from operations and continued close management of capital expenditures.

Mr. Lundgren concluded: “Recent market share wins in Consumer Products, continued strength in Industrial Tools markets, and growing momentum in the access control business are all encouraging. The first quarter’s weather-related issues in automatic doors are behind us and our backlog in that business is the largest in our history.

“A number of large security contracts were recently signed and we have solid programs in place to drive Security Solutions margin improvements throughout the remainder of the year. We see no signs of pullbacks in our major tools and security markets, with the possible exception of the U. K. Thus our outlook remains positive.”

Management updated earnings estimates for 2005, reaffirming its previous total sales growth estimate of 8-10% and organic sales growth of 4-6%. The company provided estimates for full year earnings of $3.20-$3.30 per fully diluted share, an increase of 12-16% over $2.85 earned in 2004 from continuing operations. A tax rate of approximately 27% is estimated for the year.

Second quarter sales growth is expected to be consistent with rates indicated in full year guidance. Earnings are estimated at 75-79¢ per fully diluted share, excluding 3¢ per fully-diluted share of acquisition integration costs to be incurred in the second quarter. Accordingly, the company expects to report earnings of 72-76¢ per fully-diluted share in the second quarter. This earnings estimate anticipates a second quarter operating margin of approximately 15% in the Security Solutions segment excluding approximately 100bps dilution related to the acquisition integration costs. Accordingly, the company expects to report approximately 14% operating margin for the Security Solutions segment. The tax rate is expected to approximate 29% in the quarter. Earnings were 70¢ per fully-diluted share from continuing operations in the second quarter of 2004.

The company indicated that free cash flow for the full year 2005 should approximate $300 million.

The company has scheduled a conference call with investors for 11am Eastern time tomorrow morning, Thursday, April 28, 2005 to discuss the information in this release. The call is accessible by telephone at (800) 267-8424 and via the Internet at www.stanleyworks.com by selecting “Investor Relations”. A replay will also be available two hours after the call and can be accessed at 800-642-1687 by entering the conference identification number 5537924.

Earnings guidance for the second quarter of 2005 reflects the Security Solutions segment operating margin percentage of sales and consolidated diluted earnings per share both with and without expected acquisition integration costs, as this information is considered useful for understanding underlying business performance. Free cash flow is defined as cash flow from operations less capital investments; the company believes this is an important measure of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners.

The Stanley Works, an S&P 500 company, is a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:	Gerry Gould, V. P. — Investor Relations (860) 827-3833 or ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company’s Internet web site at http://www.stanleyworks.com.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in the company’s press releases attached to this Current Report on Form 8-K including but not limited to those regarding the company’s ability to (i) achieve solid organic growth in the Consumer Products and Security segments during the remainder of the year; (ii) reposition Stanley Works as a growth company, both organically and through acquisitions in both the Tools and Security groups; (iii) achieve total sales growth of 8-10% and organic sales growth of 4-6% in the full year of 2005; (iv) achieve full year 2005 earnings from continuing operations of approximately $3.20-$3.30 per fully diluted share; (v) achieve a full year 2005 tax rate of approximately 27% and a second quarter tax rate of approximately 29%; (vi) achieve second quarter 2005 earnings in the range of 75-79 cents per fully diluted share excluding 3¢ per fully-diluted share of acquisition related costs to be incurred in the second quarter and report earnings of 72-76¢ per fully-diluted share in the second quarter; (vii) limit the effects of acquisition integration costs to 3 cents per fully-diluted share; (viii) achieve a second quarter 2005 operating margin of approximately 15% in the Security segment exclusive of approximately 100bps dilution related to acquisition integration costs and report 14% operating margin for the Security Solutions segment; and (ix) achieve $300 million of free cash flow for the full year 2005 are forward looking and inherently subject to risk and uncertainty.

The company’s ability to deliver the results as described above (the “Results”) is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

The company’s ability to deliver the Results is dependent upon (i) the success of the company in identifying, negotiating and closing future acquisitions and integrating its recent (as well as future) acquisitions; (ii) the success of the company’s efforts to raise prices in order to, among other things, offset the impact of steel and other commodity and material price inflation; (iii) the need to respond to significant changes in product demand due to economic and other changes; (iv) continued improvements in productivity and cost reductions; (v) the final geographic distribution of future earnings; (vi) the identification of overhead cost reduction opportunities and effective execution of the same; (vii) the company’s favorable settlement of routine tax audits; (viii) the company’s ability to successfully limit the costs incurred in order to repatriate certain cash pursuant to the American Jobs Creation Act of 2004 and the result of new legislative guidance that may be issued with respect to the same; and (ix) satisfactory payment terms under which the company buys and sells goods, materials and products.

The company’s ability to deliver the Results is also dependent upon (i) the continued success of the company’s marketing and sales efforts, including the company’s ability to recruit and retain an adequate sales force; (ii) the continued success of The Home Depot, Lowe’s and Wal-Mart sales initiatives as well as other programs to stimulate demand for company products; (iii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count versus prior years; (iv) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage; (v) the ability of the company to fulfill increasing demand for its products; (vi) the ability to continue successfully managing and defending claims and litigation; and (vii) the absence or mitigation of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition.

The company’s ability to achieve the Results will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers particularly in consumer channels, inventory management pressures on the company’s customers, increasing competition, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the company’s debt program, the strength of the U.S. economy and the impact of events that cause or may cause disruption in the company’s distribution and sales networks such as war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.

The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.